QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

eSoft Announces Nasdaq Delisting

BROOMFIELD, Colo. — January 7, 2002 — eSoft, Inc. (Nasdaq: ESFT), today announced that it received a Nasdaq Staff Determination on January 4, 2002, from the Nasdaq Listing Qualifications Department which indicates that eSoft's common stock is subject to delisting from the Nasdaq SmallCap Market effective January 14, 2002. Although eSoft is currently in compliance with the listing requirements, the Staff Determination indicates that the Listing Qualifications Department has determined to deny eSoft's request for continued listing on the Nasdaq SmallCap market based upon its concern regarding eSoft's ability to sustain long term compliance with Marketplace Rule 4310(c)(2)(B). eSoft does not plan to appeal the delisting.

    eSoft expects to begin trading on the OTC Bulletin Board effective January 15, 2002.

    "We have determined the best course of action for eSoft and its stockholders is to remain focused on the execution of our business plan," said Jeff Finn, President and CEO of eSoft. "We believe we are well positioned in a strong and growing market segment with a competitive product lineup."

    The Company will hold a conference call for stockholders regarding the matter on January 8, 2002.

Time: 9:00 a.m. Eastern

Dial-in number:	877-679-9051 Domestic
952-556-2804 International
Access code: Please ask for the Jeff Finn/eSoft conference call.

eSoft president and CEO, Jeff Finn will host the conference call.

About eSoft Inc.

    eSoft is pioneering the delivery of business and IT-related applications through its secure Internet appliances. The company's product line provides security features that include firewall and VPN, Internet and Web hosting services and business-enhancing software upgrades. eSoft's products are sold internationally through a network of value added resellers, Internet service providers and value added distributors. The company is headquartered in Broomfield, Colorado and trades on the NASDAQ exchange under the ticker symbol ESFT. Contact eSoft at 295 Interlocken Blvd., #500, Broomfield, Colo., 80021; 303-444.1600 phone; 303-444-1640 fax; www.esoft.com.

###

    SoftPak Director, SoftPak, InstaRak and InstaGate are all trademarks and/or service marks of eSoft. All other brand and product names may be trademarks of the respective companies with which they are associated.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "project," "estimate" or words of similar meaning. Readers should not place undue reliance on these forward-looking statements, and eSoft will not necessarily update these statements to reflect subsequent developments. In addition, these forward-looking statements are subject to risks, uncertainties and important factors that may cause actual results to differ materially from those anticipated. These factors include adverse economic conditions, entry of new and stronger competitors inadequate capital, unexpected costs, failure to gain product approval in foreign countries, impact of the Company's stock being delisted from the Nasdaq Small Cap Market failure to capitalize upon access to new markets, the possibility that a competitor will develop a more comprehensive or less expensive solution and delays in the market awareness of eSoft and its products. Readers should review these factors and others, which are discussed in reports that eSoft files with the Securities and Exchange Commission.

QuickLinks

eSoft Announces Nasdaq Delisting